Exhibit 10.1

INSTRUCTURE, INC.

6330 South 3000 East, Suite 700

Salt Lake City, Utah 84121

December 4, 2019

INSTRUCTURE, INC.

6330 South 3000 East, Suite 700

Salt Lake City, Utah 84121

Attention: Daniel Goldsmith

Re:	Waiver of Certain CIC Benefits

Dear Mr. Goldsmith:

Reference is made to (i) that certain Executive Agreement, dated as of June 4, 2018, by and between Daniel Goldsmith (“Executive” or “you”) and Instructure, Inc., a Delaware corporation (the “Company” and such agreement, the “Executive Agreement”), and (ii) the Minutes of the Compensation Committee of the Company, dated as of April 17, 2018 (the “Minutes”). Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Minutes.

Notwithstanding anything in the Executive Agreement or the Minutes to the contrary, by executing below, you hereby acknowledge and agree that, contingent upon the consummation of the transactions (the “Transactions”) contemplated by that certain Merger Agreement, dated as of the date hereof, by and among PIV Purchaser, LLC, a Delaware limited liability company (“Parent”), PIV Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company (the “Merger Agreement”):

1.

(i) All of your outstanding stock awards (whether in the form of options or RSUs) which vest prior to or on March 1, 2020 and (ii) fifty (50%) of your outstanding stock awards (whether in the form of options or RSUs) which vest after March 1, 2020, shall become fully vested with respect to the shares subject thereto, effective immediately prior to the consummation of the Transactions;

2.

The consummation of the Transactions alone and the potential related changes in your job duties, responsibilities, title or authority solely as a result of the Company no longer being publicly traded will not constitute Good Reason for purposes of the Executive Agreement, including as contemplated in the Minutes. Without limiting the foregoing, you nonetheless expressly and irrevocably waive and release any and all claims you may have to terminate your employment for Good Reason (as defined in the Executive Agreement or similar or related definitions of “good reason” or “constructive dismissal” or the like in any plan, program, agreement or other arrangement sponsored or implemented by the Company or any of its affiliates) and to receive (i) the CIC Benefits (as defined in the Executive Agreement), including, but not limited to, accelerated vesting with respect to the remaining fifty percent (50%) of your unvested outstanding stock awards that would have vested after March 1, 2020 (whether in the form of options or RSUs) and (ii) any other payments, benefits or entitlements under any plan, program, agreement or other arrangement sponsored by the Company or any of its affiliates, in each case, in connection with your resignation of employment with the Company for Good Reason based solely on the consummation of the Transactions and the potential related changes in your job duties, responsibilities, title or authority solely as a result of the Company no longer being publicly traded; and

3.

The remaining fifty percent (50%) of your unvested stock awards (whether in the form of options or RSUs) outstanding immediately prior to the consummation of the Transactions (but for the avoidance of any doubt, excluding any stock award that will vest on or prior to March 1, 2020 which will vest pursuant to paragraph 1 above) will convert into unvested cash-based awards in accordance with the Merger Agreement and will have the same terms and conditions, including with respect to vesting, as applied to the unvested outstanding stock award for which the cash-based award was replaced, provided that, upon termination of your employment (i) by the Company without Cause (as defined in the Executive Agreement), (ii) due to your resignation for Good Reason (as defined in the Executive Agreement other than as a result of a Going Private Transaction)) or (iii) due to your death or becoming incapacitated, and therefore being unable to perform your material duties under the Executive Agreement after reasonable accommodation, due to a medical condition for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twelve (12) consecutive month period at any time following the consummation of the Transactions, any unvested cash-based awards outstanding at the time of such termination shall fully accelerate and be payable in a lump-sum cash payment no later than March 15 of the year following the calendar year in which your termination occurs, subject to your satisfaction of the terms contained in the Executive Agreement related to payment of severance, including, but not limited to, your timely execution and non-revocation of a release of claims in favor of the Company. For the avoidance of doubt, this paragraph 3 (A) shall apply only to unvested stock awards that are outstanding immediately prior to the consummation of the Transactions, but not to any other equity-based awards which you may be granted after such time and (B) is not intended to modify or limit the waivers, releases and acknowledgements set forth in paragraph 2 above.

Nothing contained in this letter agreement shall be considered a waiver of any other compensation or benefits to which you may be entitled or a waiver of any of your rights to raise a claim of Good Reason (or similar or related definitions of “good reason” or “constructive dismissal” or the like) in any plan, program, agreement or other arrangement sponsored or implemented by the Company or its affiliates to the extent arising out of an act, failure to act or other circumstance, in each case, that first occurs after the date hereof and that is not related to the consummation of the Transactions and the potential changes to your job duties, responsibilities, title or authority solely as a result of the Company no longer being publicly traded and in connection with the consummation of the Transactions.

Each payment or benefit provided under this letter agreement is intended to be either (1) exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. Section 1.409A-1(b)(4), or (2) compliant with Section 409A, to the extent subject thereto, and accordingly, the provisions of this letter agreement will be administered, interpreted and construed, to the maximum extent permitted, to be exempt therefrom or in compliance therewith. Each amount to be paid or benefit to be provided to you pursuant to this letter agreement that constitutes deferred compensation subject to Section 409A shall be construed as a separate identified payment for purposes of Section 409A. The Company shall pay any tax, penalty or interest imposed under Section 409A that you may incur (determined on an after tax basis) in the event that any payment hereunder is subject to Section 409A and determined not to be in compliance with Section 409A as a result of the application of the terms of this letter agreement.

This letter agreement is binding on and enforceable against you and the Company notwithstanding any contrary provisions in the Merger Agreement, and in the event of a conflict between the provisions of this letter agreement and the Merger Agreement, the provisions of this letter agreement shall control with respect to the parties hereto. Parent and Merger Sub are express third party beneficiaries to this letter agreement with full rights and remedies as if they were parties hereto. This letter agreement is made pursuant to and shall be governed by the laws of the State of Delaware, without regard to conflict of law principles. This letter agreement may be executed in multiple counterparts which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this letter agreement by electronic mail in portable document format (PDF) shall be effective as delivery of a manually executed original counterpart to this letter agreement.

This letter agreement may not be altered, modified, amended or terminated (other than any automatic termination as contemplated in the immediately succeeding paragraph) except by written instrument signed by you, Parent, Merger Sub and the Company. The failure of a party to insist upon strict adherence to any term of this letter on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

In the event that the Merger Agreement is terminated in accordance with the terms thereof and the Transactions are not consummated, this letter agreement shall automatically terminate and be null and void ab initio, and no party hereto shall have any obligations hereunder.

Please indicate your agreement with the foregoing by signing this letter agreement below, and by signing below, you hereby acknowledge and agree that the execution of this letter agreement will not constitute Good Reason pursuant to the Executive Agreement.

* * * * * * *

Sincerely,

INSTRUCTURE, INC.

By:	/s/ Matthew Kaminer
Name:	Matthew Kaminer
Its:	Senior Vice President and General Counsel

Acknowledged and Agreed as of December 4, 2019

Signature:	/s/ Daniel Goldsmith
Daniel Goldsmith, Chief Executive Officer

Signature Page to Waiver Agreement